Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (December 5, 2006) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the first quarter ended October 31, 2006, the first quarter of its 2007 fiscal year.

During the three months ended October 31, 2006, revenue and income from continuing operations were $132.1 million and $30.3 million, respectively.  This represents a growth in revenue of $15.4 million or 13% and a growth in income from continuing operations of $7.7 million or 34% over the same quarter last year.  Fully diluted earnings per share (EPS) from continuing operations for the three months were $.32 compared to $.24 last year, an increase of 33%.

On Wednesday, December 6, 2006 at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrcrswczvwmdlz.   A replay of the call will be available through December 12, 2006 by calling (888) 203-1112.  Use confirmation code #1492060.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 123 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:                   Simon Rote, Vice President of Finance
                (707) 639-5000

Copart, Inc.

Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three months ended October 31,
	2006	2005

Revenues	$132,121	$116,739

Operating costs and expenses:
Yard operations (including depreciation and amortization of $7,471 and $6,234, respectively)	70,231	69,207
General and administrative (including depreciation of $1,271 and $1,058, respectively)	14,997	13,533
Total operating expenses	85,228	82,740
Operating income	46,893	33,999

Other income (expense):
Interest income, net	3,027	1,775
Other income, net	651	638
Equity in losses of unconsolidated investment	(2,216)	—
Total other income	1,462	2,413
Income from continuing operations before income taxes	48,355	36,412
Income taxes	18,010	13,746
Income from continuing operations	30,345	22,666
Discontinued operations:
Income from discontinued operations, net of income tax effects	—	147
Net income	$30,345	$22,813
Earnings per share-basic
Income from continuing operations	$0.34	$0.25
Income from discontinued operations	—	—
Basic net income per share	$0.34	$0.25
Weighted average shares outstanding	90,500	90,449

Earnings per share-diluted
Income from continuing operations	$0.32	$0.24
Income from discontinued operations	—	—
Diluted net income per share	$0.32	$0.24
Weighted average shares and dilutive potential common shares outstanding	93,375	93,238

Copart, Inc.

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2006	July 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$126,645	$126,590
Short-term investments	187,055	148,725
Accounts receivable, net	100,375	99,959
Vehicle pooling costs	28,396	29,148
Income taxes receivable	—	2,064
Prepaid expenses and other assets	4,735	4,864
Total current assets	447,206	411,350
Property and equipment, net	348,218	341,943
Intangibles, net	1,690	1,874
Goodwill	112,291	112,291
Deferred income taxes	6,247	5,137
Land purchase options and other assets	23,375	22,110
Total assets	$939,027	$894,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$56,979	$60,644
Deferred revenue	14,372	15,372
Income taxes payable	15,482	—
Deferred income taxes	6,959	7,191
Other current liabilities	126	126
Total current liabilities	93,918	83,333
Other liabilities	1,434	1,402
Total liabilities	95,352	84,735
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 90,554 and 90,445 shares issued and outstanding at October 31, 2006 and July 31, 2006, respectively	279,053	276,052
Accumulated other comprehensive income (loss)	322	(37)
Retained earnings	564,300	533,955
Total shareholders’ equity	843,675	809,970
Total liabilities and shareholders’ equity	$939,027	$894,705